Exhibit 10.3

 Lock-Up AGREEMENT

This Lock-Up Agreement, dated as of March 22, 2022 (this “Agreement”), is entered into by and among Coincheck Group B.V., a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“PubCo”), Coincheck, Inc., a Japanese joint stock company (kabushiki kaisha) (the “Company”), and the individual set forth on Schedule 1 attached hereto (the “Equityholder”). PubCo and the Equityholder are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the date hereof, the Equityholder is the sole record owner and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and has the sole power to dispose of and vote (or direct the voting of), the number of ordinary shares of the Company (such shares, the “Company Shares”) set forth opposite the Equityholder’s name on Schedule 1 attached hereto (such shares, together with any additional Company Shares or any ordinary shares of PubCo (“PubCo Shares”) (or any securities convertible into or exercisable or exchangeable for Company Shares or PubCo Shares) of which the Equityholder acquires record or beneficial ownership after the date hereof, including by any Transfer (as defined below), purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Securities”);

WHEREAS, on or about the date hereof, Thunder Bridge Capital Partners IV, Inc. (“Thunder Bridge”), PubCo, M1 Co G.K., Coincheck Merger Sub, Inc., and the Company are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Combination Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement);

WHEREAS, as a condition and inducement to the willingness of PubCo and the Company to enter into the Combination Agreement, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, PubCo, the Company and Equityholder hereby agree as follows:

1. Delivery of Company Shareholder Earn Out Shares to Escrow Agent. Immediately prior to the Merger Effective Time, the Equityholder shall deliver, or cause to be delivered, to the Escrow Agent to hold on behalf of the Equityholder, its Company Shareholder Pro Rata Share of the Company Shareholder Earn Out Shares to be held in an Escrow Account established pursuant to the Escrow Agreement.

2. Termination; Non-Survival of Representations and Warranties.

(a) This Agreement shall terminate upon the earlier to occur of (x) the expiration of the Lock-up Period and (y) the Third Early Lock-up Expiration Time.

(b) None of the representations or warranties contained in this Agreement or in any certificate or other writing delivered pursuant hereto shall survive the Closing.

3. Representations and Warranties of the Equityholder. The Equityholder hereby represents and warrants to PubCo and the Company as follows:

(a) The Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Equityholder and, subject to the due execution and delivery of this Agreement by PubCo and the Company, constitutes a legally valid and binding agreement of the Equityholder enforceable against the Equityholder in accordance with the terms hereof.

(b) The Equityholder is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to the Covered Securities, free and clear of any Liens (other than as created by this Agreement or the Governing Documents of PubCo or the Company, as the case may be). As of the date hereof, other than the Covered Securities set forth opposite his name on Schedule 1, the Equityholder does not own beneficially or of record any PubCo Shares or Company Shares (or any securities convertible into PubCo Shares or Company Shares) or any interest therein.

(c) The execution and delivery of this Agreement by the Equityholder does not, and the performance by the Equityholder of his obligations hereunder will not, (i) conflict with the rights of Equityholder’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Equityholder or the Covered Securities), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by the Equityholder of his obligations under this Agreement.

(d) As of the date of this Agreement, there is no Action pending against the Equityholder or, to his knowledge, threatened against the Equityholder that, in any manner, questions the beneficial or record ownership of the Covered Securities or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by the Equityholder of his obligations under this Agreement.

(e) The Equityholder understands and acknowledges that PubCo and the Company are entering into the Combination Agreement in reliance upon its execution and delivery of this Agreement and its representations, warranties, covenants and other agreements contained herein.

4. Certain Covenants of the Equityholder.

(a) No Transfers Prior to Termination Date. The Equityholder shall not, prior to the Termination Date (except, in each case, pursuant to the Combination Agreement), (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of Law or otherwise), either voluntarily or involuntarily, any of the Covered Securities, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Covered Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Equityholder (each, a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Thunder Bridge, to assume all of the obligations of the transferring Equityholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 8(b) shall not relieve the transferring Equityholder of its obligations under this Agreement. Any Transfer in violation of this Section 8(b) shall be null and void.

(b) Post-Closing Lock-Up.

(i)	Subject to Section 4(b)(ii) and Section 4(b)(iii), the Equityholder hereby agrees that the Equityholder shall not Transfer any Lock-up Shares during the Lock-up Period (the “Lock-up”). Any Transfer in violation of this Section 8(c) shall be null and void.

(ii)	Notwithstanding the provisions set forth in Section 4(b)(i), the Equityholder may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) any family members, foundation, trust, family limited partnership, family limited liability company or other entity created and used for estate planning purposes of the Equityholder’s officers, directors or employees or (B) any Affiliates of the Equityholder or any officers, directors or employees of such Affiliates; or (ii) in the event of the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s Shareholders having the right to exchange their shares of Company Stock for cash, securities or other property subsequent to the Closing Date; provided, that each transferee contemplated by clauses (i) through (ii) (each, a “Permitted Transferee”) must agree in writing to be bound by the Lock-up.

(iii)	Notwithstanding the provisions set forth in Section 4(b)(i) and Section 4(b)(ii):

(1)	an aggregate of one-third of the Equityholder’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the First Early Lock-up Expiration Time;

(2)	an aggregate of one-third of the Equityholder’s Lock-up Shares will be automatically released from the Lock-up (allocated pro rata) at the Second Early Lock-up Expiration Time; and

(3)	the remainder, being an aggregate of one-third of the Equityholder’s Lock-up Shares, will be automatically released from the Lock-up (allocated pro rata) at the Third Early Lock-up Expiration Time.

(iv)	Notwithstanding the provisions set forth in Section 4(b)(iii) if, at any Early Lock-Up Expiration Time, PubCo is in a Blackout Period, the actual date of such Early Lock-Up Expiration shall be delayed (the “Early Lock-Up Expiration Extension”) until immediately prior to the opening of trading on the second Trading Day (the “Extension Expiration Time”) following the first date (such first date, the “Extension Expiration Measurement Date”) that PubCo is no longer in a Blackout Period under its insider trading policy; provided, further, that, in the case of either an Early Lock-Up Expiration or an Early Lock-Up Expiration Extension, PubCo shall announce through a major news service, or on a Form 6-K, the Early Lock-Up Expiration and the Early Lock-Up Expiration Time, or the Early Lock-Up Expiration Extension and the Extension Expiration Time, as the case may be, at least one full Trading Day prior to the Early Lock-Up Expiration Time or the Extension Expiration Time, as applicable.

(c) Maintenance of Records. The Equityholder hereby authorizes PubCo to maintain a copy of this Agreement at either its executive office or registered office.

(d) Closing Date Deliverables. On the Closing Date, the Equityholder shall deliver to PubCo, TBCP IV, LLC and Monex a duly executed copy of the Registration Rights Agreement, in substantially the form attached as Exhibit C to the Combination Agreement.

5. Further Assurances. During the Interim Period, at the PubCo’s or the Company’s reasonable request, the Equityholder shall each execute and deliver such additional documents and take all such further action as may be necessary or reasonably requested to effect the actions and consummate the transactions contemplated hereby.

6. Disclosure. The Equityholder hereby authorizes PubCo and Thunder Bridge to publish and disclose in any announcement or disclosure relating to the Transactions, including any such announcement or disclosure required or requested by the SEC (or as otherwise required or requested pursuant to any applicable Laws or any other Governmental Authorities), the Equityholder’s identity and ownership of the Covered Securities and the nature of the Equityholder’s obligations under this Agreement and, if deemed appropriate by PubCo, a copy of this Agreement. The Equityholder will promptly provide any information reasonably requested in writing by PubCo or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Combination Agreement (including filings with the SEC).

7. Changes in Capital Stock. In the event (i) of a stock split, stock dividend or distribution, or any change in Company Stock or PubCo Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like or (ii) the Equityholder purchases or otherwise acquires beneficial ownership of any PubCo Shares or Company Shares, the term “Covered Securities” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

8. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each Party.

9. Waiver. No failure or delay by any Party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10):

if to the Equityholder:

to the address set forth on Schedule 1 attached hereto

if to the Company or PubCo:

c/o Coincheck Group, Inc.
E Space Tower, 12F

3-6, Maruyamacho

Shibuya-ku, Tokyo 150-0044
Attn: Satoshi Hasuo

E-mail: satoshi.hasuo@coincheck.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Ark Hills Sengokuyama Mori Tower, 41F

9-10, Roppongi 1-chome

Minato-ku, Tokyo 106-0032, Japan

Attention: Alan Cannon

Email: acannon@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017, United States

Attention: Patrick Naughton

Email: pnaughton@stblaw.com

11. Entire Agreement; Time of Effectiveness. This Agreement constitutes the entire agreement and understanding, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

12. No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the Parties, any rights or remedies hereunder, including the right to rely upon the representations, warranties and covenants set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Persons expressly named as parties to this Agreement.

13. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13(b).

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the other Parties hereto. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

15. Enforcement. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. In the event of a final non-appealable judgement from a court of competent jurisdiction relating to this Agreement, the prevailing party in such action shall be entitled to reasonable and documented fees and expenses (including reasonable and documented attorney’s fees) from the non-prevailing party.

16. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

18. Defined Terms. For purposes of this Agreement:

(1)	the term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in PubCo’s securities would not be permitted under the PubCo’s insider trading policy;

(2)	the term “Early Lock-up Expiration Time” means, as applicable, the First Early Lock-up Expiration Time, Second Early Lock-up Expiration Time, or Third Early Lock-up Expiration Time;

(3)	the term “First Early Lock-up Expiration Time” means, if the last reported sale price of the PubCo Shares on the exchange on which the PubCo Shares are listed (the “Closing Price”) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “First Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “First Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the First Measurement Period;

(4)	the term “Lock-up Period” means the period beginning on the Closing Date and ending on the date that is three hundred and sixty-five (365) days after (and excluding) the Closing Date;

(5)	the term “Lock-up Shares” means the PubCo Shares held by the Equityholder immediately following the Closing (other than PubCo Shares acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act pursuant to a subscription agreement where the issuance of PubCo Shares occurs on or after the Closing);

(6)	the term “Second Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Second Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Second Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Second Measurement Period;

(7)	the term “Third Early Lock-up Expiration Time” means, if the Closing Price equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “Third Threshold Price”) for 20 out of any 30 consecutive Trading Days, including the last day of such 30 Trading Day period (any such 30 Trading Day period during which such condition is satisfied, the “Third Measurement Period”), then immediately prior to the opening of trading on the exchange on which the PubCo Shares are listed on the Trading Day following the end of the Third Measurement Period;

(8)	the term “Threshold Price” means, as applicable, the First Threshold Price, the Second Threshold Price, and the Third Threshold Price; and

(9)	the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

EQUITYHOLDER

By:

Coincheck GROUP B.V.

By:
Name:
Title:

COINCHECK, INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Schedule 1

Covered Securities

Name	Address	Company Shares Held
[●]	[●]	[●]

Schedule 1-1